UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report:  September 29, 2006
(Date of earliest event reported)

INSWEB CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200
Gold River, California 95670
(Address of principal executive offices)

(916) 853-3300
(Registrant’s telephone number, including area code)

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Compensation Matter

On September 28, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved a plan to allow members of the company’s senior management to receive stock options in lieu of a portion of their base salary. All members of senior management are participating including the Chief Executive Officer, the Chief Financial Officer and the General Counsel and Secretary,. The salary reduction applies only to the base cash compensation earned by the individual from October 1, 2006 through March 31, 2007.

Participation in the plan is voluntary, and the Chief Executive Officer, the Chief Financial Officer and the General Counsel and Secretary elected to participate. As a result, the base salary for the Chief Executive Officer will be reduced to an effective rate of $1 per year; the base salary for the Chief Financial Officer will be reduced to an effective rate of $220,000 per year; and the base salary for the General Counsel and Secretary will be reduced to an effective rate of $160,000 per year. In addition, the Committee approved and the Board of Directors ratified an option grant of 94,697 options to the Chief Executive Officer, a grant of 3,788 options to the Chief Financial Officer and a grant of 15,152 options to the General Counsel and Secretary.  An additional 20,705 options were granted to other members of the company’s senior management team. These options are fully vested with an exercise price of $2.03 (determined by the closing price of InsWeb’s common stock on Thursday, September 28, 2006).

Contract Renewal

On September 29, 2006, InsWeb Corporation and NetQuote, Inc. entered into a one year agreement concerning InsWeb’s delivery of automobile and homeowners leads to NetQuote. InsWeb and NetQuote are currently parties to an agreement that expires on September 30, 2006. NetQuote represented 16% of InsWeb’s total revenues for the six months ended June 30, 2006.

Under the terms of the new agreement, InsWeb will be paid a fee for each automobile or homeowners lead that is delivered to NetQuote, with the amount of the fee varying according to the state, the consumer profile and the number of times InsWeb delivered the lead to its own network of insurance providers. The agreement does not specify a minimum or maximum number of leads that InsWeb is required to deliver to NetQuote.

Item 8.01.  OTHER EVENTS.

On September 28, 2006, the Company executed a headcount reduction whereby 27 employees were terminated, primarily in the technology and systems support departments. The reduction in force will reduce the Company’s salary expense associated with technology initiatives that are substantially complete. Severance and termination benefits to the affected employees are not expected to significantly impact the financial results for the third quarter of 2006. The total headcount after this reduction was 95.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2006	INSWEB CORPORATION
(Registrant)

/s/ William D. Griffin
William D. Griffin
Chief Financial Officer
(Principal Accounting Officer)